EXHIBIT 99.1

Freescale Semiconductor Board of Directors Approves Repurchase of up to
                     $500 Million in Common Stock

    AUSTIN, Texas--(BUSINESS WIRE)--Sept. 26, 2005--Freescale Semiconductor (NYSE:FSL) (NYSE:FSL.B) today announced that its Board of Directors has authorized the company to repurchase up to $500 million of its outstanding shares of common stock. Freescale said it may repurchase shares from time to time in the open market or privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. This action by the Board does not obligate the company to acquire any particular amount of common stock and may be suspended at any time at the company's discretion.

    About Freescale

    Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500(R), is one of the world's largest semiconductor companies with 2004 sales of $5.7 billion (US). www.freescale.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning and include statements regarding the plans and expectations for the upcoming quarter, the year and the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties pertaining to the price at which Freescale may repurchase its common stock; the market for Freescale's common stock; uncertainties associated with future revenue and revenue growth; and the other risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2004. Freescale undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

    CONTACT: Freescale Semiconductor, Inc., Austin
             Investors:
             Mitch Haws, 512-895-2454
             mitch.haws@freescale.com
             or
             Media:
             Tim Doke, 512-895-1791
             tim.doke@freescale.com